UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/30/2005

Sunrise Telecom Incorporated
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-17781

DE	77-0181864
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

302 Enzo Drive, San Jose, CA 95138
(Address of Principal Executive Offices, Including Zip Code)

408-363-8000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

In our quarterly report on Form 10-Q for the period ended June 30, 2005, we described our outstanding litigation with Acterna, LLC, including a statement that we had reached an agreement in principle with Acterna to resolve such litigation. At the time of the filing of the report, the proposed settlement remained subject to certain conditions, principally the signing of a definitive settlement agreement and fuller negotiation of such. On August 30, 2005 (the "Effective Date"), we entered into a Confidential Settlement Agreement with Acterna and JDS Uniphase Corp ("JDSU"), which acquired Acterna August 3, 2005, by which the parties agreed to jointly dismiss without prejudice all claims between Acterna and us. The parties also agreed to not assert against one another's current and future products, methods or services, for the life of each of the patents in the litigation, any subject patent so long as a party's products, methods or services utilized any function or feature incorporated in the products, methods or services as of the Effective Date. In addition, the parties agreed that for a period of five years from the Effective Date that they would not assert any patents in their patent portfolios against one another's current or future products, methods or services so long as a party's products, methods or services utilized any function or feature incorporated in the products, methods or services as of the Effective Date.   JDSU and Acterna are also required to deliver to us a total cash payment of $1.5 million.

Having signed the definitive settlement agreement with Acterna and JDSU, we expect legal expenditures, and therefore general and administrative expense, to decrease. We also expect to account for the $1.5 million payment mentioned above as other operating income in our third quarter ended September 30, 2005.

In accordance with General Instruction B.2, the information in this Current Report on Form 8-K, shall be deemed "furnished", not "filed", for purpose of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Sunrise Telecom Incorporated

Date: September 02, 2005.	By:	/s/ RICHARD D. KENT
RICHARD D. KENT
Chief Financial Officer